Exhibit 99.2

Seagate Technology Fiscal First Quarter 2011 Financial Results

Supplemental Commentary

October 20, 2010

The information in this written commentary, which was historically presented during our live conference call, is now being provided to the investment community concurrently with our press release to allow additional time for review and analysis prior to commencement of the live call. Please note that these remarks will not be read during the call. The live call will consist of opening comments from Steve Luczo, Chairman, President and CEO, followed by a Q&A session with the executive management team.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding customer demand for disk drives and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this document. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, global economic conditions may pose a risk to the Company’s operating and financial performance. Such risks and uncertainties also include the impact of variable demand; dependence on Seagate’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; and the Company’s ability to achieve projected cost savings. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and Form 10-K/A as filed with the U.S. Securities and Exchange Commission on August 20, 2010 and October 6, 2010, respectively, which statements are incorporated into this document by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Fiscal First Quarter 2011 Financial Highlights

Seagate’s first fiscal quarter of 2011 reflected a less than normal seasonal increase in demand for hard disk drives, while macro-economic conditions and competitive dynamics remained challenging.

The Total Available Market (“TAM”) for hard disk drives in the September quarter is estimated to be approximately 165 million units, near the low-end of the company’s expectations at the beginning of the quarter, and well below historical seasonal trends. This represents an increase of approximately 5% compared to the prior quarter and 8% compared to the year-ago quarter.

Units Shipped, Revenue and Gross Margin

Seagate shipped 49.2 million units, up 5% as compared to the prior quarter and 6% compared to the year-ago quarter. Revenue was $2.7 billion, at the low end of the expected range due primarily to continued weakness in consumer spending in the U.S. and Europe, and ample availability of hard disk drives during the quarter which resulted in a very competitive pricing environment. Gross Margin as a percent of revenue was 20.4%, below the target range due primarily to the competitive pricing environment.

Operating Expenses

R&D and SG&A on a GAAP basis totaled $314 million for the September quarter, down approximately 6% from the previous quarter due primarily to lower costs related to performance based variable compensation.

Restructuring

Restructuring expense of $4 million in the September quarter reflect costs associated with previously announced restructuring activities.

Other expense, net

Other income and expense for the September quarter on a GAAP basis was an expense of $78 million, up approximately $38 million when compared to the prior quarter.  $24 million of the increase is related to the redemption of the Maxtor convertible notes.  Additionally, substantial foreign currency exchange rate fluctuations during the September quarter negatively impacted other income and expense by approximately $12 million.  Seagate has an active foreign currency hedging program and continues to explore various strategies to hedge future foreign exchange exposures; however, as long as the U.S. dollar continues to rapidly weaken, our ability to minimize the impact could be limited.

Selected Balance Sheet Items

Cash, cash equivalents, restricted cash, and short-term investments totaled $2.2 billion at the end of the September quarter, down approximately $461 million as compared to the June quarter in large part reflecting the redemption for cash of the Maxtor convertible notes and investment in capital equipment.  Long-term debt (including current portion) was reduced by $328 million to $2.2 billion at the end of the quarter.

Cash Flow from Operations was $245 million, Capital Investments were $358 million and free cash flow (Cash Flow from Operations less Capital Investments) was ($113) million.

Days Sales Outstanding increased by 3 days to 51 days reflecting the elimination of early pay discounts in certain channels as it was no longer considered to be economically attractive or necessary in order to remain market competitive.

Inventory on Seagate’s balance sheet at the end of the September quarter was $743 million, down $14 million from the prior quarter.

Disk Drive Market Commentary

Consistent with last quarter’s report, Seagate provides data and commentary for the following major market categories 1] Enterprise, 2] Client Compute, and 3] Client non-Compute. A disk drive is associated with one of these three market categories based on how it is configured. For example, if a customer buys a standard 2.5-inch ATA drive from Seagate, this would be included in the Client Compute category regardless of the application into which the drive is ultimately integrated. The Client non-Compute category only contains drives specifically designed or configured for non-compute applications.

Please note, all references to unit TAM’s by market is Seagate’s best estimate based on preliminary shipment information and is subject to change.

Enterprise Products

The TAM for enterprise class disk drives, which includes disk drives for both mission critical and nearline applications, was approximately 13 million units up 23% over the year ago quarter.  Mission critical products continue to represent the bulk of the TAM at just over 7 million units. Seagate shipped 4.6 million drives for mission critical server and storage applications and 2.3 million drives for nearline applications, representing a 17% and 34% increase year-over-year, respectively.

Client Compute Products

The TAM for client compute disk drives, which includes disk drives designed for use in mobile and desktop computers, was approximately 124 million units, up 3% year-over-year. The mobile TAM was approximately 70 million units, and the desktop TAM was approximately 54 million units.

Seagate shipped in total 33.3 million client compute disk drives in the September quarter. Mobile drives accounted for 13.4 million units, up 3% year-over-year and desktop drives for 19.9 million units, down 2% year-over-year.

Inventory of Seagate 3.5-inch ATA (desktop) disk drives in the distribution channel at the end of the quarter was less than 4 weeks on hand, which is below Seagate’s targeted range of 4-6 weeks.

Non-Compute Market

The non-compute market consists of disk drives specifically configured for consumer electronic (“CE”) applications plus Seagate branded products sold at retail. The September quarter TAM for the non-compute market was approximately 28 million disk drives, comprised of 17 million CE drives and 11 million for branded products.

In the September quarter, Seagate shipped 5.9 million CE disk drives, an increase of 28% year-over-year and 3.1 million Seagate branded storage products, up 14% year-over-year.

Operations, Products/Technology

The focus in R&D and operations continues to be on executing time-to-market product introductions and supplying customers with high-quality products.

Products and Technology

Seagate continues to make progress on new product execution and time-to-market delivery for the broadest portfolio in the industry. Some new product and technology highlights include:

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Enterprise market – Seagate and Samsung announced an agreement whereby the two companies will jointly develop and cross-license related controller technologies for solid state drive (“SSD”) storage devices to attain the high levels of performance, reliability and endurance demanded by enterprise storage applications.

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Client compute market – Seagate continued to qualify with OEM customers and increase volume production of its Momentus® XT 2.5-inch, solid-state hybrid product line. Additionally, qualification was completed at a major OEM of the industry’s first 2.5-inch, 7200 RPM product at 375GB per disk (750GB total capacity).

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Client non-compute market – The company launched three key products during the September quarter: GoFlex™ Home, centralized storage and wireless backup for the home; GoFlex™ ultra-portable drive, the industry’s first 1.5TB 2.5-inch portable external storage device; and, BlackArmor® 440, the industry’s first four-bay, 12TB network storage server.

Operations/Component Supply

Inventory turns for the quarter was approximately 11.6 – within the targeted range. Availability of critical components (glass substrates, finished media, and recording heads) appears to be adequate to support the near-term demand environment.

Capital Investments/Capacity Planning

Investments in capital equipment for the September quarter totaled approximately $358 million, reflecting cash payments associated with equipment receipts that occurred near the end of the last fiscal year.